Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 22, 2010 with respect to the consolidated financial statements of Sonic Foundry, Inc. which report expressed an unqualified opinion included in the Annual Report on Form 10-K for the year ended September 30, 2010 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

December 28, 2010